Exhibit 99.1

June 20, 2023

Greg Maffei to Participate in the Walker Webcast

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) announced that Greg Maffei, President and CEO of Liberty Broadband Corporation, will be participating in the Walker & Dunlop Walker Webcast on Wednesday, June 21st at 10:30 a.m. M.T. During the webcast, Mr. Maffei may make observations regarding the company's financial performance and outlook, as well as other forward-looking matters.

The webcast will be broadcast live via the Internet. Interested persons can register at the Walker & Dunlop website at https://www.walkerdunlop.com/webcasts/. A replay will also be available on the Walker & Dunlop YouTube page at https://www.youtube.com/@WalkerDunlop after appropriate filings have been made with the SEC.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq: LBRDA, LBRDK, LBRDP) operates and owns interests in a broad range of communications businesses. Liberty Broadband’s principal assets consist of its interest in Charter Communications and its subsidiary GCI. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services over the past 40 years to some of the most remote communities and in some of the most challenging conditions in North America.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD) is one of the largest commercial real estate finance and advisory services firms in the United States. Their ideas and capital create communities where people live, work, shop, and play. The diversity of their people, breadth of brand and technological capabilities make them one of the most insightful and client-focused firms in the commercial real estate industry.

Liberty Broadband Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Broadband Corporation